Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Earliest Report Event:  February 16, 2010

RICK'S CABARET INTERNATIONAL, INC.
(Exact Name of Registrant As Specified in Its Charter)

Texas	001-13992	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address Of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

On February 16, 2010, Rick's Cabaret International, Inc. (the "Company"), VCG Holding Corp. (“VCG"), Troy Lowrie, VCG's Chairman and Chief Executive Officer, and Lowrie Management, LLLP (“Lowrie Management” and, together with Mr. Lowrie, “Lowrie”), entered into a non-binding (except as to certain provisions, including exclusivity and confidentiality) letter of intent (the "Letter of Intent").  Pursuant to the Letter of Intent, the Company has agreed to acquire all of the outstanding shares of common stock of VCG and VCG will merge with and into the Company or a wholly-owned subsidiary of the Company (the "Merger").  In the event the Merger is consummated, VCG will become a subsidiary of the Company and VCG's shareholders will become shareholders of the Company.  The parties intend that the Merger will be structured to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

Pursuant to the Letter of Intent, VCG's shareholders will receive shares of common stock of the Company in exchange for their shares of VCG's common stock based on an exchange ratio that values each share of VCG's common stock between $2.20 and $3.80 per share.  The applicable exchange ratio will be determined based on the weighted average closing price of the Company’s common stock on the Nasdaq Global Market for the 20 consecutive trading days ending on the second trading day prior to the closing of the Merger.  In the event the price per share of the Company's common stock as determined by this formula is below $8.00, the Company may terminate the Merger agreement, subject to the payment to VCG of a termination fee to be negotiated by the parties in connection with the preparation of the Merger agreement.  As of February 16, 2010 (assuming the Merger were to close on such date and the weighted average closing price per share of the Company’s common stock for the 20 consecutive trading days ending on February 11, 2010 was equal to the closing price of the Company's common stock on February 11, 2010 of $11.76 per share), the value of each share of VCG's common stock under this formula would be $2.66 per share.

Contemporaneously with the closing of the Merger, the Company has agreed to acquire 5,770,197 shares of VCG's common stock held by Troy Lowrie and his affiliates (the "Lowrie Common Stock") for cash in an amount equal to the lesser of $2.44 per share or the per share value of the common stock received by VCG's shareholders in the Merger.  At Lowrie's election, Lowrie may receive the Company's common stock, at the same exchange ratio received by VCG's shareholders in the Merger, for up to 30% of the Lowrie Common Stock.  In addition, Mr. Lowrie will (i) refinance (at a lower interest rate) and continue to carry a $5.7 million note from VCG (as acquired by the Company), (ii) continue to personally guarantee certain VCG obligations in exchange for a to-be-determined fair market value cash payment for such guarantees, (iii) sell to the Company the outstanding capital stock of Club Licensing, Inc., a wholly-owned subsidiary of Lowrie Management, LLLP that owns the trademarks "Diamond Cabaret" and "PT's," (the "Trademarks") and (iv) enter into a three-year consulting agreement with the Company (collectively, the "Lowrie Transactions").  In exchange for the Lowrie Transactions, Mr. Lowrie shall receive the following: (a) a to-be-determined amount equal to the fair market value of the restructuring of the $5.7 million note and continued personal guarantees (currently estimated to be $2,000,000); (b) a to-be-determined amount equal to the fair market value of the Trademarks (currently estimated to be $5,000,000); and (c) payment of $1,000,000 over three years and a monthly expense allowance equal to $1,500 under the consulting agreement.  Assuming Mr. Lowrie elects to be paid solely in cash at a price of $2.44 per share of VCG's common stock and the fair market value of the Lowrie Transactions is as set forth above (totaling $7.0 million), Lowrie will receive aggregate payments of approximately $26.8 million (which amount includes the restructuring of the existing $5.7 million note held by Mr. Lowrie and excludes payments under the consulting agreement) in connection with the Merger, of which approximately $16.8 million will be payable in cash at the closing of the Merger and $10.0 million will be payable pursuant to a four-year promissory note from the Company bearing interest at 8.0% per annum.

The Letter of Intent also provides for a binding exclusivity period through March 12, 2010, during which time VCG has agreed, on behalf of itself and its representatives, to negotiate exclusively with the Company and has further agreed not to solicit any offer or engage in any negotiations other than with the Company for the merger, sale of the business or assets of VCG or tender or exchange offer for VCG's common stock.  In the event VCG receives an unsolicited offer that is superior to the terms of the Merger (a "Superior Proposal") and the Company does not amend its offer within five business days of the date on which it receives notice of such Superior Proposal to be superior to the Superior Proposal, then VCG may terminate the Letter of Intent.  If VCG terminates the Letter of Intent due to its receipt of a Superior Proposal, it has agreed to reimburse the Company for its out-of-pocket expenses and fees incurred in evaluating and negotiating the Merger in an amount not to exceed $250,000 in the aggregate.  If a definitive Merger agreement is not entered into by March 12, 2010, the Letter of Intent will automatically terminate, unless extended by the parties.

The Merger agreement is expected to contain customary representations and warranties including the absence of a material adverse change in the business of the Company and VCG prior to closing and other customary closing conditions, including but not limited to, the receipt of material consents, the approval of the Merger by the shareholders of the Company and VCG, and the effectiveness of a registration statement containing a joint proxy statement/prospectus filed with the Securities and Exchange Commission (the "SEC") on Form S-4 to be filed by the Company, which, among other things, registers the shares of common stock to be issued to VCG's shareholders in the Merger.  There can be no assurance that VCG, the Company and Lowrie will enter into a definitive Merger agreement, that the entry into a definitive Merger agreement, if any, will result in the closing of any transaction or that the terms of any definitive Merger documents will reflect the terms of the proposed Merger as outlined in the Letter of Intent.

The foregoing description of the Letter of Intent is qualified in its entirety by the Letter of Intent attached hereto as Exhibit 99.1 and incorporated by reference herein.

On February 16, 2010, VCG issued a press release regarding the Letter of Intent.  A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

The Company, in its earnings call at 4:30 Eastern Time on February 16, 2010, discussed slides from a power point presentation, and a copy of such presentation is attached hereto as Exhibit 99.3 and incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed Merger, VCG and the Company intend to file documents relating to the transaction with the SEC, including the registration statement to be filed by the Company containing the joint proxy/statement prospectus.  Investors are urged to read the joint proxy statement/prospectus regarding the proposed Merger, if and when it becomes available, because it will contain important information. When it becomes available, shareholders and other investors will be able to obtain a free copy of the joint proxy statement/prospectus, and are able to obtain free copies of other filings and furnished materials containing information about VCG and the Company, at the SEC's internet website at www.sec.gov.  Copies of the joint proxy statement/prospectus when it becomes available and any SEC filings incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to VCG Holding Corp., 390 Union Boulevard, Suite 540, Lakewood, Colorado 80228, telephone (303) 934-2424, Attention: Courtney Cowgill, or to Rick’s Cabaret International, Inc., 10959 Cutten Road, Houston, Texas, 77066, telephone (281) 397-6730, Attention: Phil Marshall.

Interests of Participants in the Solicitation of Proxies

Each of VCG and the Company and their respective directors and executive officers may be deemed to be "participants" in the solicitation of proxies in respect of the proposed transaction under SEC rules.  Information regarding VCG's directors and executive officers is available in its definitive proxy statement on Schedule 14A filed with the SEC on April 30, 2009, and information regarding the Company’s directors and executive officers is available in its definitive proxy statement on Schedule 14A filed with the SEC on July 7, 2009 and in its annual report on Form 10-K filed with the SEC on December 17, 2009.  Copies of these documents can be obtained, without charge, at the SEC's internet website at www.sec.gov or by directing a request to VCG or the Company, as applicable, at the addresses above.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K regarding the proposed Merger not constituting historical fact are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "intend," "would," "will," "planned," "estimated," "potential," "goal," "outlook," and similar expressions, as they relate to the Company, its management or the proposed Merger have been used to identify such forward-looking statements. All forward-looking statements reflect only current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to the Company. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause the Company's actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements. Such risks, uncertainties and contingencies include, but are not limited to, statements about whether the Company will enter into and close a definitive Merger agreement and other intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the Letter of Intent; (2) the outcome of any legal proceedings that may be instituted against the Company and others in connection with the proposed Merger; (3) the inability to complete the Merger due to the failure to obtain stockholder approval or satisfy other conditions to the closing of the Merger; (4) risks that the proposed Merger, including the uncertainty surrounding the closing of the Merger, will disrupt the current plans, operations and relationships of the Company, including as a result of undue distraction of management and personnel retention problems; (5) the risk that the businesses would not be integrated successfully; and (6) the amount of the costs, fees, expenses and charges related to the proposed Merger.  Additional factors that could cause the Company's results to differ materially from those described in the forward-looking statements are described in the Company's Annual Report on Form 10-K filed with the SEC December 17, 2009 and the Company's other periodic and current reports filed with the SEC from time to time and available on the SEC's internet website at www.sec.gov<http://www.sec.gov>. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits:

99.1	Letter of Intent between Rick’s Cabaret International, Inc. and VCG Holding Corp.
99.2	Press Release dated February 16, 2010
99.3	Power Point Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

/s/ Eric Langan
By: Eric Langan
Date: February 16, 2010	Chairman, President, Chief Executive Officer